Exhibit 99.1

NEWS RELEASE

Encana announces agreement to sell its Piceance natural gas assets

Calgary, Alberta (June 9, 2017) TSX, NYSE: ECA

Encana Corporation (Encana) (TSX, NYSE: ECA) announced today that its wholly-owned subsidiary, Encana Oil & Gas (USA) Inc., has reached an agreement to sell its Piceance natural gas assets, located in northwestern Colorado, to Denver-based Caerus Oil and Gas LLC (Caerus).

Total cash consideration to Encana under the transaction is $735 million. In addition, Encana will reduce its midstream commitments by approximately $430 million, on an undiscounted basis, and will market Caerus’ production related to the assets.

“This transaction advances our strategy, makes the company more efficient and delivers significant proceeds that we will use to further strengthen our balance sheet,” said Doug Suttles, Encana President & CEO. “I’d like to congratulate Caerus on acquiring a high-quality natural gas asset along with a talented team.”

Encana’s Piceance assets include approximately 550,000 net acres of leasehold and approximately 3,100 operated wells which produced an average 240 million cubic feet per day (MMcf/d) of natural gas and 2,178 barrels per day (bbls/d) of liquids through the first quarter of 2017. Estimated year-end 2016 proved reserves were 814 billion cubic feet equivalent (Bcfe).

The sale is subject to satisfaction of normal closing conditions, regulatory approvals, closing and other adjustments and is expected to be completed during the third quarter with an effective date of January 1, 2017.

BMO Capital Markets served as Encana’s financial advisor for the transaction.

Encana Corporation

Encana is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing natural gas, oil and natural gas liquids (NGLs). By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

ADVISORY REGARDING OIL AND GAS INFORMATION – Reserves are the estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, from a given date forward, based on: analysis of drilling, geological, geophysical and engineering data, the use of established technology, and specified economic conditions, which are generally accepted as being reasonable. Proved reserves are those reserves which can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

The conversion of barrels of oil to natural gas equivalent is on the basis of one barrel to six thousand cubic feet, which is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that such term may be misleading, particularly if used in isolation.

Encana Corporation

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation. FLS include: expected consideration to Encana, the use of proceeds therefrom, the anticipated reduction to midstream commitments, the expectation that the closing conditions and regulatory approvals will be satisfied and the timing of closing thereof; Encana’s marketing of production; anticipated benefits from the transaction; and estimated reserves.

Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: enforceability of the sale agreement; the ability to satisfy closing conditions and regulatory approvals, successful closing of, and the value of post-closing and other adjustments associated with the sale of the assets; assumptions contained in Encana’s corporate guidance and in the news release; data contained in key modeling statistics; effectiveness of Encana’s drive to productivity and efficiencies; the expectation that counterparties will fulfill their obligations under the gathering, midstream and marketing agreements; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends, including with respect to the pace of technological development, the benefits achieved and general industry expectations.

Risks and uncertainties that may affect these business outcomes include: risks inherent to closing the transaction including whether it will close on a timely basis or at all; adjustments that may reduce the expected proceeds and value to Encana; issues or disputes with third parties and the inability to dispose of assets or interests in certain arrangements; commodity price volatility; counterparty and credit risk; risks inherent in Encana’s corporate guidance; failure to achieve anticipated results from cost and efficiency initiatives; risks inherent in marketing operations; risks associated with existing and potential future lawsuits and regulatory actions made against Encana; imprecision of reserves estimates; and other risks and uncertainties impacting Encana’s business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. The FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Brendan McCracken Vice-President, Investor Relations (403) 645-2978 Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Media contact: Simon Scott Vice-President, Communications (403) 645-2526 Jay Averill Director, External Communications (403) 645-4747

SOURCE: Encana Corporation

Encana Corporation

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